UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information gives effect to RealNetworks, Inc.'s ("RealNetworks") acquisition of Rhapsody International, Inc., a Delaware corporation doing business as Napster ("Napster").

On January 18, 2019, RealNetworks acquired an additional 42% interest in Napster from its former joint venture partner resulting in RealNetworks having a controlling interest, owning 84% of Napster's outstanding equity. RealNetworks also now has the right to nominate directors constituting a majority of the Napster board of directors. Napster will continue to operate as an independent business, however, with its own board of directors, strategy, and leadership team.

The unaudited pro forma combined condensed balance sheet as of December 31, 2018 (the "Pro Forma Balance Sheet") gives effect to the Napster acquisition as if it had occurred on December 31, 2018; the unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2018 (the "Pro Forma Statement of Operations") (collectively, the "Pro Forma Financial Statements") was prepared based on the assumption that the acquisition occurred on January 1, 2018.

The unaudited Pro Forma Financial Statements are based upon the historical financial statements of RealNetworks and Napster and were prepared using the acquisition method of accounting. Under the acquisition method of accounting, the purchase price is allocated to the assets acquired and the liabilities assumed based on their estimated fair values. The purchase price allocation is preliminary and is subject to change prior to finalization, which may result from additional information becoming available and additional analyses being performed on these acquired assets and assumed liabilities. The final purchase price allocation could result in material differences, which could have a material impact on the accompanying Pro Forma Financial Statements.

The unaudited Pro Forma Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the combined condensed consolidated results of operations in future periods or the results that would have been realized had RealNetworks and Napster been a consolidated company during the specified period. The unaudited Pro Forma Financial Statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of RealNetworks, included in its Annual Report on Form 10-K for the year ended December 31, 2018.

REALNETWORKS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(In Thousands)
December 31, 2018

	RealNetworks	Napster	Pro Forma Adjustments	Note Reference	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$35,561	$10,480	$(200)	(a)	$45,841
Short-term investments	24	—	—		24
Trade accounts receivable, net of allowances	11,751	21,660	—		33,411
Deferred costs, current portion	331	—	—		331
Prepaid expenses and other current assets	5,911	12,681	—		18,592
Total current assets	53,578	44,821	(200)		98,199

Net equipment, software, and leasehold improvements	2,754	438	—		3,192
Restricted cash equivalents and investments	1,630	2,451	—		4,081
Other assets	3,997	259	(1,020)	(b)(c)	3,236
Deferred costs, non-current portion	528	—	—		528
Deferred tax assets, net	851	—	—		851
Other intangible assets, net	26	—	28,700	(c)	28,726
Goodwill	16,955	14,531	47,462	(c)	78,948
Total assets	$80,319	$62,500	$74,942		$217,761

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,910	$650	$—		$4,560
Accrued royalties, fulfillment and other current liabilities	11,312	79,740	3,986	(a)(h)	95,038
Commitment to Napster	2,750	—	(2,750)	(b)	—
Due to related party	—	12,278	(12,278)	(b)	—
Deferred revenue, current portion	2,125	3,977	(477)	(c)	5,625
Notes payable	—	14,687	—		14,687
Total current liabilities	20,097	111,332	(11,519)		119,910
Deferred revenue, noncurrent portion	268	—	—		268
Deferred rent	986	—	—		986
Deferred tax liabilities	1,168	—	143	(c)	1,311
Other long-term liabilities	960	390	10,714	(a)	12,064
Total liabilities	23,479	111,722	(662)		134,539

Shareholders' equity (deficit):
Preferred stock	—	475	(475)	(d)	—
Common stock	37	661	(661)	(d)	37
Additional paid-in capital	641,930	93,327	(94,674)	(d)(e)	640,583
Accumulated other comprehensive income (loss)	(61,118)	3,219	(3,219)	(d)(k)	(61,118)
Retained deficit	(524,009)	(146,904)	171,563	(d)(e)	(499,350)
Total shareholders' equity (deficit)	56,840	(49,222)	72,534	(d)	80,152
Noncontrolling interests	—	—	3,070	(j)	3,070
Total equity (deficit)	56,840	(49,222)	75,604		83,222
Total liabilities and equity (deficit)	$80,319	$62,500	$74,942		$217,761
See accompanying notes to Pro Forma Financial Statements.

REALNETWORKS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATION
(In Thousands, except per share amounts)
For the Year Ended December 31, 2018

	RealNetworks	Napster	Pro Forma Adjustments	Note Reference	Pro Forma Combined
Net Revenue	$69,510	$143,844	$1,471	(c)(f)	$214,825
Cost of Revenue	17,727	106,751	1,537	(f)(g)(k)	126,015
Gross Profit	51,783	37,093	(66)		88,810

Operating expenses:
Research and development	30,789	7,201	—		37,990
Sales and marketing	21,140	1,899	5,542	(g)(k)	28,581
General and administrative	20,706	11,856	(400)	(h)	32,162
Restructuring and other charges	1,873	—	—		1,873
Lease exit and related charges	(454)	—	—		(454)
Total operating expenses	74,054	20,956	5,142		100,152

Operating income (loss)	(22,271)	16,137	(5,208)		(11,342)

Interest expense	—	(3,591)	1,179	(b)	(2,412)
Interest income, net	344	—	—		344
Equity in net loss of Napster investment	(757)	—	757	(i)	—
Loss on debt extinguishment	—	(520)	—		(520)
Other income (expense), net	(103)	(665)	1,787	(k)	1,019
Other income (expense)	(516)	(4,776)	3,723		(1,569)
Income (loss) before income taxes	(22,787)	11,361	(1,485)		(12,911)
Income tax expense (benefit)	2,202	1,034	—	(l)	3,236
Net income (loss) including noncontrolling interests	(24,989)	10,327	(1,485)		(16,147)
Net income (loss) attributable to noncontrolling interests	—	—	1,689	(j)	1,689
Net income (loss) attributable to RealNetworks	$(24,989)	$10,327	$(3,174)		$(17,836)
Basic income (loss) per common share	$(0.66)				$(0.47)
Diluted income (loss) per common share	$(0.66)				$(0.47)

Shares used to compute basic net income (loss) per common share	37,582				37,582
Shares used to compute diluted net income (loss) per common share	37,582				37,582

See accompanying notes to Pro Forma Financial Statements.

NOTES TO PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

1. BASIS OF PRESENTATION

The unaudited pro forma combined condensed balance sheet as of December 31, 2018 gives effect to the Napster acquisition as if it had occurred on December 31, 2018. The unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2018 was prepared based on the assumption that the acquisition occurred on January 1, 2018, consolidating the results of RealNetworks with the results of Napster for the year ended December 31, 2018. As Napster's year end was September 30, 2018, the historical condensed consolidated statement of operations for Napster was derived by subtracting the results of the three month period from October 1, 2017 to December 31, 2017 and adding the results of the three month period from October 1, 2018 to December 31, 2018 to Napster's condensed consolidated statement of operations for the twelve months ended September 30, 2018.

The Pro Forma Financial Statements are based upon the historical financial statements of RealNetworks and Napster and were prepared using the acquisition method of accounting. Under the acquisition method of accounting, the purchase price is allocated to the assets acquired and the liabilities assumed based on their estimated fair values. The purchase price allocation is preliminary and is subject to change prior to finalization, which may result from additional information becoming available and additional analyses being performed on these acquired assets and assumed liabilities. Additionally, significant judgment was utilized in preliminarily assessing the fair value of contingent consideration and assets acquired and liabilities assumed as these fair value estimates are based on a series of complex judgments about future events. The judgments used to determine the estimated fair values assigned to each class of assets acquired and liabilities assumed, as well as asset lives and the expected future cash flows and related discount rates, can materially impact our results of operations and financial position.

The unaudited Pro Forma Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the combined condensed consolidated results of operations in future periods or the results that would have been realized had RealNetworks and Napster been consolidated during the specified period. The unaudited Pro Forma Condensed Consolidated Financial Information reflects adjustments that are factually supportable, directly attributable and, for the condensed consolidated statements of operations, are expected to have a continuing impact on our earnings. The unaudited Pro Forma Financial Statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of RealNetworks, included in its Annual Report on Form 10-K for the year ended December 31, 2018.

Napster will be included in RealNetworks' condensed consolidated financial statements from the date of acquisition in our Form 10-Q quarterly filing for March 31, 2019.

2. NAPSTER ACQUISITION

The terms of the transaction include initial cash consideration of $1.0 million, $0.2 million of which was paid at closing and the remainder of which will be paid no later than April 25, 2019, which will be funded with our existing cash balances. During the five years following the acquisition, RealNetworks will pay the lesser of (a) an additional $14.0 million to seller, (paid ratably over such five-year period), or (b) if RealNetworks sells the interest to a third party for less than $15.0 million, the actual amount received by RealNetworks, minus the $1.0 million initial payment. Moreover, in the event that RealNetworks sells such equity interest for consideration in excess of $15.0 million, then RealNetworks will pay seller additional consideration, which shall in no event exceed an additional $25.0 million. In order for seller to receive the full $40.0 million, the proceeds from the sale of Napster received by RealNetworks for the 42% equity interest acquired would have to exceed $60.0 million.

The following table summarizes the preliminary allocation of the total consideration to the preliminary fair values of the assets acquired and liabilities assumed as of January 18, 2019 (in thousands):

Consideration, at estimated fair value:
Cash paid and to be paid	$1,000
Contingent consideration	13,300
RealNetworks' preexisting 42% equity interest in Napster	11,700
Effective settlement of Napster debt and warrants, held by RealNetworks	10,328
Total consideration	$36,328

Assets acquired and liabilities assumed, at estimated fair value:
Cash and cash equivalents	$10,981
Accounts receivable	20,152
Prepaid expenses and other current assets	13,258
Restricted cash	2,322
Equipment, software and leasehold improvements	474
Operating lease assets	344
Other long-term assets	77
Intangible assets	28,700
Goodwill	62,461
Total assets acquired	138,769

Accounts payable	937
Accrued royalties and fulfillment	73,689
Accrued and other current liabilities	8,089
Deferred revenue, current portion	3,500
Notes payable	12,115
Deferred tax liabilities	143
Long-term lease liabilities	512
Other long-term liabilities	386
Total liabilities assumed	99,371
Total net assets acquired	39,398
Noncontrolling interests	3,070
Net assets acquired	$36,328

As we finalize the fair value of assets acquired and liabilities assumed, additional purchase price allocation adjustments may be recorded during the measurement period (a period not to exceed 12 months). Additionally, the finalization of the purchase price allocation may result in a change in the valuation of assets acquired, liabilities assumed, and noncontrolling interests and have a material impact on our results of operations and financial position.

Acquired intangible assets have a weighted average useful life of approximately 8 years and are comprised of the following:

Intangible category	Estimated fair value	Method used to calculate fair value	Estimated remaining useful life
Trade name and trademarks	$8.7 million	Relief-from-royalty	15 years
Developed technology	$7.7 million	Excess earnings	4 years
Customer relationships	$5.8 million	Cost-to-replace	3 years
Partner relationships	$6.5 million	Distributor method	8 years

3. ACQUISITION-RELATED COSTS

Through the date of this filing, RealNetworks has incurred certain direct and incremental acquisition-related charges, totaling approximately $1.0 million, related primarily to regulatory, legal, and other advisory fees.

4. PRO FORMA ADJUSTMENTS

The Pro Forma Financial Information included herein was prepared using the acquisition method of accounting for the business combination and is based upon the historical financial statements of RealNetworks and Napster and includes certain adjustments to give effect to the acquisition of Napster. As the adjustments are based upon currently available preliminary information, actual adjustments will likely differ from the pro forma adjustments presented herein. The unaudited Pro Forma Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the combined condensed consolidated results of operations in future periods or the results that actually would have been realized had RealNetworks and Napster been a consolidated company during the specified period.

After giving effect to the adjustments described below, we believe that Napster’s historical accounting policies align with RealNetworks’ accounting policies in all material respects.

The preliminary, estimated adjustments made in preparing the Pro Forma Financial Information are as follows:

(a) Purchase consideration
Adjustment made to reflect the initial cash purchase consideration of $1.0 million, which consists of $0.2 million of cash, as shown in cash and cash equivalents, and $0.8 million of cash consideration to be transferred, as recorded in accrued royalties, fulfillment and other current liabilities. Additionally, an adjustment was made for contingent consideration of $13.3 million, of which $2.6 million and $10.7 million were reflected in accrued royalties, fulfillment and other current liabilities and other long-term liabilities, respectively.

(b) Elimination of preexisting transactions between RealNetworks and Napster now that RealNetworks has a controlling interest in Napster

(1) Other assets on RealNetworks' condensed consolidated balance sheet as of December 31, 2018 was reduced by $0.9 million for the elimination of Napster warrants held by RealNetworks;

(2) Commitment to Napster of $2.8 million was eliminated from RealNetworks' condensed consolidated balance sheet as of December 31, 2018;

(3) Due to related party on Napster's condensed consolidated balance sheet was reduced by $11.1 million for the effective elimination of debt owed by Napster to RealNetworks as of December 31, 2018. Additionally, interest expense of $1.2 million included in Napster's condensed consolidated statement of operations was eliminated. At the time of signing the loan agreement, we recognized previously suspended Napster losses under the equity method of accounting, and consequently, RealNetworks did not record a receivable related to this loan. Therefore, no elimination of a loan receivable was required from RealNetworks' condensed consolidated balance sheet.

(c) Fair value purchase accounting adjustments
As a result of applying the acquisition method of accounting, the following fair value adjustments have been presented in the Pro Forma Financial Information:

(1) Other intangible assets, net have been increased by $28.7 million to reflect our preliminary estimate of the fair value of the acquired intangible assets, including trade name and trademarks, developed technology, and customer and partner relationships. See Note 2. Napster Acquisition for further information on acquired intangible assets. The historical carrying value of Napster's other intangible assets, net, of $0.2 million, which is included in other assets, was eliminated as a result of estimating the fair value of Napster's trade name and trademarks;

(2) Deferred revenue, current portion, was estimated to have a fair value of $3.5 million as of the date of acquisition; as a result, Napster's deferred revenue was adjusted by $0.5 million to reflect this fair value. A corresponding adjustment of $0.5 million was reflected as a reduction to net revenue in the pro forma consolidated statement of operations;

(3) Deferred tax liabilities was adjusted by $0.1 million for fair value purchase accounting adjustments;

(4) Goodwill represents the excess of the total purchase price over the fair value of assets acquired and liabilities assumed. This allocation is based on preliminary estimates; the final purchase accounting allocation may differ materially from the preliminary assessment provided herein. The historical carrying value of Napster's goodwill of $14.5 million, which relates to prior Napster acquisitions, was eliminated.

(d) Elimination of Napster's shareholders' deficit
Adjustment of $49.2 million to eliminate Napster's shareholders' deficit was reflected in the pro forma condensed consolidated balance sheet.

(e) Gain on acquisition of Napster
Adjustment represents RealNetworks' gain on the acquisition of Napster, including the step-up to fair value of our preexisting 42% ownership interest and extinguishment of preexisting relationships. The gain includes RealNetworks' share of Napster's previously recorded cumulative translation adjustments. The gain is not reflected in the unaudited pro forma combined statements of operations because it is a nonrecurring item that is directly related to the transaction and does not have a continuing impact; thus, the adjustment is reflected in retained deficit.

(f) Conforming of accounting principles
Adjustment of $1.9 million to both net revenue and cost of revenue for Napster's adoption of the new revenue recognition guidance, Topic 606.

(g) Amortization expense related to acquired intangible assets
As disclosed in note (c) above, the estimated fair value of intangible assets acquired was $28.7 million. Accordingly, our pro forma condensed consolidated statement of operations includes estimated amortization expense of $1.9 million for developed technology, as reflected in cost of revenue, and estimated amortization expense of $3.3 million for trade name and trademarks, customer relationships, and partner relationships, as presented in sales and marketing. The historical amortization expense for Napster's intangibles of $0.1 million was eliminated.

(h) Acquisition-related costs
Adjustments reflect acquisition-related costs of $0.4 million incurred by RealNetworks through December 31, 2018, and $0.6 million of incremental acquisition-related costs incurred from January 1, 2019 through the date of this filing. Costs include regulatory, legal, and other advisory fees.

(i) Elimination of previously recognized net loss in Napster investment
Adjustment eliminates RealNetworks' share of Napster's 2018 net loss under the equity method of accounting.

(j) Noncontrolling interests
Adjustment to the condensed consolidated balance sheet to reflect the 16% noncontrolling interest in Napster (based on the estimated fair value of the noncontrolling interest of $3.1 million at the acquisition date) and the 16% noncontrolling interest adjustment of $1.7 million for the pro forma condensed consolidated statement of operations.

(k) Reclassifications
Reclassifications have been made to Napster's historical condensed consolidated statement of operations and balance sheet to conform Napster's presentation with RealNetworks relating to the presentation of certain expenses and to foreign currency remeasurement.

(l) Income tax expense considerations
There are no estimated tax impacts to the pro forma consolidated statement of operations as RealNetworks and Napster have loss carryforwards that would offset the pretax effect of the estimated pro forma adjustments.